Exhibit 99.1

Eagle Broadband Secures $8.2 Million in New Financing

    HOUSTON--(BUSINESS WIRE)--Feb. 14, 2005--

 Funds to be used to accelerate growth in core broadband services, IP set-top box and satellite communications technology businesses

    Eagle Broadband, Inc. (AMEX:EAG), a leading provider of broadband, Internet protocol (IP) and communications technology and services, announced today that the company has successfully closed $8.2 million in new financing led by The Keystone Equities Group ("Keystone"), which acted as a placement agent for the transaction.
    Dave Weisman, CEO of Eagle Broadband, commented, "We are very pleased to have secured this funding to help support our capital needs and finance continued company growth." Weisman added, "Over the last year, Eagle has repositioned itself with several key product and service offerings addressing high-growth areas. We have numerous initiatives underway in each of our core markets to drive revenue and profit growth. The proceeds of the offering give us the ability to further accelerate our engineering, sales, and marketing efforts within these markets to ensure the company's long-term success."
    Keystone served as the company's agent in offering 20 million shares of Eagle Broadband common stock to a group of investors at the closing price as of February 11, 2005 of $0.41. The net proceeds to Eagle Broadband from this offering, after placement agent fees and offering expenses will be approximately $7.52 million.
    The net proceeds will be used to accelerate the company's expansion plans and growth of Eagle's three core focus areas: bundled broadband services, advanced Media Pro IP set-top boxes and SatMAX non-line-of-sight satellite communications system. In addition, the funds will be used for general corporate purposes, which may also include acquisition of future businesses and/or complimentary products, reducing accounts payables and improving the company's balance sheet, cash position and liquidity.

    About Eagle Broadband

    Eagle Broadband is a leading provider of broadband, Internet Protocol (IP) and satellite communications technology and services. The company's product offerings include an exclusive "four-play" suite of IP-based broadband bundled services with high-speed Internet, cable TV, telephone and security monitoring, and a turnkey suite of financing, network design, operational and support services that enables municipalities, utilities, real estate developers, hotels, multi-tenant owners and service providers to deliver exceptional value, state-of-the-art entertainment and communications choices and single-bill convenience to their residential and business customers. Eagle offers the HDTV-ready Media Pro IP set-top box product line that enables hotel operators and service providers to maximize revenues by offering state-of-the-art in-room entertainment and video services. The company also develops and markets the SatMAX(TM) satellite communications system that allows government, military, homeland security, aviation, maritime and enterprise customers to deliver reliable, non-line-of-sight, voice and data communications services via the Iridium satellite network from any location on Earth. The company is headquartered in Houston, Texas. For more information, please visit www.eaglebroadband.com or call 281-538-6000.
    Forward-looking statements in this release regarding Eagle Broadband, Inc., are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

    CONTACT: Eagle Broadband
             Clareen O'Quinn, 800-628-3910 or 281-538-6000
             coquinn@eaglebroadband.com
             or
             Investor Relations:
             David Pasquale or Denise Roche
             The Ruth Group
             646-536-7006/646-536-7008
             dpasquale@theruthgroup.com